NEWS RELEASE
                    Provident Financial Services (NYSE: PFS)

Contact:

Kenneth J. Wagner
Senior Vice President
Investor Relations
Provident Financial Services, Inc.
830 Bergen Avenue
Jersey City, NJ  07306
201-915-5344


For Release: 5:00 pm EST, January 22, 2004



 Provident Financial Services, Inc. Announces Quarterly Earnings, Declares 20%
          Increase in Quarterly Dividend and Announces Commencement of
                            Stock Repurchase Program


JERSEY CITY, NJ, January 23, 2004 - Provident Financial Services, Inc. (NYSE:PFS) the holding company for The Provident Bank reported net income of $8.2 million for the quarter ended December 31, 2003, an increase of $312,000 or 3.95% compared to net income of $7.9 million for the quarter ended December 31, 2002. For the year ended December 31, 2003, Provident Financial Services reported net income of $18.7 million, a decrease of $7.8 million or 29.47% compared to net income of $26.6 million for the year ended December 31, 2002. This reduction in net income for the year ended December 31, 2003 is due primarily to the one-time expense associated with the $15.6 million contribution net of tax to The Provident Bank Foundation. Provident Financial Services reported basic and diluted earnings per share of $0.15 for the quarter ended December 31, 2003 and basic and diluted earnings per share of $0.31 for year the year ended December 31, 2003, which includes the results of operations from January 15, 2003.


DECLARATION OF QUARTERLY DIVIDEND
---------------------------------

On January 22, 2004, the Board of Directors of Provident Financial Services, Inc. declared a quarterly cash dividend of $0.06 per common share. The dividend is payable on February 27, 2004 to stockholders of record as of the close of business on February 13, 2004. This quarterly cash dividend represents a 20% increase over the current dividend.

AUTHORIZATION OF STOCK REPURCHASE PROGRAM
-----------------------------------------
On January 22, 2004, the Company's Board of Directors also authorized the repurchase of up to 3,039,630 shares, or approximately 5%, of the Company's outstanding shares of common stock. Repurchases will be made from time to time and will be effectuated through open-market purchases, unsolicited negotiated transactions, or in such other manner deemed appropriate by management, Completion of the repurchase program will not be limited to a specific time period. The Company's repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases, in particular with respect to repurchases during the pendency of an acquisition

Commenting on the Company's earnings and Board's actions, Paul M. Pantozzi, Chairman, CEO and President of Provident Financial Services and The Provident Bank noted "our net interest margin improved as prepayment activity on loans and mortgage-related securities slowed during the fourth quarter. We also continued to successfully attract and retain core deposits that had a positive impact on interest rate spreads."

Pantozzi added, "Our first year as a public company was marked by a challenging economic environment but also by strategic steps designed to enhance our market position and franchise value. Our pending acquisition of First Sentinel Bancorp, which we expect to complete later this year, will expand our franchise in one of New Jersey's most attractive markets. Also, our reduced emphasis on the mortgage warehouse line of business, although presently weighting our loan portfolio mix toward residential mortgages, permits us to concentrate more resources on growing our commercial real estate and business lending lines. These steps are consistent with our goals to strategically deploy capital and return value to our stockholders. In line with this, we are pleased the Board of Directors has decided to increase the quarterly dividend and has approved commencement of our first stock repurchase program."

COMPARISON OF OPERATING RESULTS

Total net interest income increased $5.0 million or 17.32% to $33.9 million for the quarter ended December 31, 2003 compared to $28.9 million for the quarter ended December 31, 2002. Interest income for the fourth quarter of 2003 increased $2.4 million or 5.52% to $46.4 million compared to $44.0 million for the comparable quarter in 2002. Compared to the previous quarter, the premium amortization expense related to prepayments on mortgage-backed securities decreased $2.4 million or 64.9%, to $1.3 million at December 31, 2003 compared to $3.7 million at September 30, 2003, due to an increase in long term interest rates and a decrease in refinance activity during the quarter. Interest expense decreased $2.6 million or 17.04% to $12.5 million for the quarter ended December 31, 2003 compared to $15.1 million for the quarter ended December 31, 2002.

The average balance of investment securities held to maturity and securities available for sale increased $825.5 million or 99.13% to $1.66 billion for the quarter ended December 31, 2003 compared to $1.00 billion for the comparable period in 2002. This increase is primarily due to the investment of proceeds from the conversion of The Provident Bank from a mutual to stock savings bank, leverage transactions and the reinvestment of cash from loan prepayments and refinance activity due to the prevailing low interest rate environment. The average balance of net loans increased $114.8 million or 5.74% to $2.11 billion for the quarter ended December 31, 2003 compared to $2.0 billion for the comparable quarter in 2002. The average yield on interest earning assets decreased 102 basis points to 4.67% for the quarter ended December 31, 2003 compared to 5.69% for the comparable quarter in 2002, primarily due to the reinvestment of cash from loan and mortgage-backed securities prepayments in lower yielding loans and investments, as well as rate modifications in the commercial real estate portfolio. Compared to the trailing quarter, the average yield on interest earning assets increased 18 basis points to 4.67%.

Average core deposit account balances increased $136.1 million or 8.42% to $1.75 billion for the fourth quarter ended December 31, 2003 compared to $1.62 billion (excluding conversion escrow balance) at December 31, 2002. Core deposit accounts consist of all demand deposit and savings accounts. Average time deposit balances decreased $80.4 million or 7.52% to $988.8 million for the quarter ended December 31, 2003 compared to $1.07 billion for the comparable quarter in 2002. Average borrowings increased $430.7 million or 189.06% to $658.5 million for the quarter ended December 31, 2003 compared to $227.8 million for the quarter ended December 31, 2002. The average cost of interest bearing liabilities decreased 70 basis points to 1.64% for the quarter ended December 31, 2003 compared to 2.34% for the quarter ended December 31, 2002, and compared to the trailing quarter, the average cost of interest bearing liabilities decreased 12 basis points. The decrease in the average cost of interest-bearing liabilities can be attributed to the decrease in core deposit account rates and the continued decrease in rates on time deposits.

Net interest margin decreased 32 basis points to 3.41% for the quarter ended December 31, 2003 compared to 3.73% for the quarter ended December 31, 2002, and the net interest margin decreased 60 basis points to 3.35% compared to 3.95% for the year ended December 31, 2002. The interest rate spread decreased 32 basis points to 3.03% for the quarter ended December 31, 2003 compared to 3.35% for the comparable quarter in 2002, and the interest rate spread decreased 67 basis points to 2.89% from 3.56% for the year ended December 31, 2002. Compared to the trailing quarter, net interest margin increased 26 basis points to 3.41% from 3.15% and interest rate spread increased 30 basis points to 3.03%. Net interest margin and net interest spread have improved in the fourth quarter primarily due to the slowdown in refinance activity and a reduction in the premium amortization expense associated with prepayments on mortgage-backed securities.

Non-interest income was flat for the quarter remaining at $6.5 million for the quarter ended December 31, 2003 compared to $6.5 million for the comparable period in 2002. During the fourth quarter, fees on retail accounts increased $246,000 or 6.1% to $4.3 million at December 31, 2003 compared to $4.0 million for the quarter ended December 31, 2002. This increase is primarily attributable to fee income associated with the introduction of overdraft privilege on checking accounts during the quarter. Income associated with the cash surrender value of bank owned life insurance increased $296,000 or 40.0% to $1.0 million for the quarter ended December 31, 2003 compared to $738,000 for the quarter ended December 31, 2002. This increase was due to an additional purchase of $20 million of bank owned life insurance in the first quarter of 2003. Other income decreased $789,000 or 56.0% to $622,000 in the fourth quarter of 2003 compared to $1.4 million in the comparable quarter of 2002. This decrease is due to a decrease of $277,000 in net gains on the sale of loans and a decrease of $245,000 in sale of other assets. For the year ended December 31, 2003, non-interest income decreased $313,000 or 1.30% to $23.8 million compared to $24.1 million at December 31, 2002. For the year ended December 31, 2003, fees on retail accounts increased $1.2 million or 7.80% to $16.3 million compared to $15.1 million for the year ended December 31, 2002. Other income decreased $1.7 million or 43.0% to $2.3 million at December 31, 2003 compared to $4.0 million at December 31, 2002. For the year ended December 31, 2003, net gains on the sale of loans decreased $997,000 or 44.67% to $1.2 million compared to $2.2 million in the comparable period in 2002. For the year ended December 31, 2003, net gains on the sale of other assets decreased $565,000 or 64.57% to $310,000 compared to $875,000 for the comparable period in 2002.

Non-interest expense increased $5.4 million or 22.83% to $28.8 million for the quarter ended December 31, 2003 compared to $23.5 million for the quarter ended December 31, 2002. For the year ended December 31, 2003, non-interest expense increased $37.7 million or 42.31% to $126.8 million compared to $89.1 million for the year ended December 31, 2002. The increase in non-interest expense for the year ended December 31, 2003 is primarily due to the one-time expense associated with the $24 million contribution to The Provident Bank Foundation that was recorded in the first quarter of 2003 and benefit expenses related to stock based benefit plans. Salary and benefit expense increased $3.6 million or 29.0% to $15.9 million for the three months ended December 31, 2003 compared to $12.3 million for the three months ended December 31, 2002. For the year ended December 31, 2003 salary and benefit expense increased $7.8 million or 16.69% to $54.7 million compared to $46.9 million at December 31, 2002. The increase in salaries and benefits expense for the year ended December 31, 2003 is primarily attributable to expenses related to new stock based benefit plans: the employee stock ownership plan in the amount of $2.7 million, the stock award plan in the amount of $1.9 million and stock option plan in the amount of $1.7 million. In the quarter ended September 30, 2003, we adopted the fair value based method, SFAS No. 123 "Accounting for Stock Based Compensation" to recognize compensation expense on all outstanding stock option awards from the time of grant. Other operating expenses increased $1.5 million or 34.9% to $5.6 million for the quarter ended December 31, 2003 compared to $4.2 million for the comparable quarter in 2002. For the year ended December 31, 2003, other operating expenses increased $3.6 million or 22.64% to $19.4 million compared to $15.8 million on December 31, 2002. This increase is primarily due to an increase of $1.5 million or 201.85% in corporate insurance expense, $775,000 or 25.81% in advertising and promotions and $940,000 or 7.11% in occupancy expense.

The provision for loan losses for the quarter ended December 31, 2003 was $100,000, a decrease of $450,000 compared to $550,000 for the quarter ended December 31, 2002. For the year ended December 31, 2003, the provision for loan losses was $1.2 million compared to $12.8 million in 2002. This decrease is related to an $11.8 million charge to the allowance for loan losses recognized in the third quarter of 2002 related to a non-performing mortgage warehouse loan. The allowance for loan losses was $20.6 million or 0.92% of total loans at December 31, 2003 compared to $21.0 million or 1.02% of total loans at December 31, 2002. At December 31, 2003, the allowance for loan losses as a percentage of non-performing loans increased to 336.67% from 246.55% at December 31, 2002.


COMPARISON OF FINANCIAL CONDITION

Total assets at December 31, 2003 increased $365.7 million or 9.33% to $4.3 billion compared to $3.9 billion at December 31, 2002.

Total loans at December 31, 2003 increased $184.5 million or 8.99% to $2.24 billion compared to $2.05 billion at December 31, 2002. Residential mortgage loans increased $345.3 million or 49.37% to $1.04 billion at December 31, 2003 compared to $699.5 million at December 31, 2002. Residential mortgage loan originations totaled $397.7 million and one-to-four family loans purchased totaled $352.2 million at December 31, 2003. Residential loan payoffs totaled $334.6 million, excluding scheduled amortization, and loans sold totaled $16.1 million for the year ended December 31, 2003. Commercial real estate loans increased $11.4 million or 2.61% to $449.1 million at December 31, 2003 compared to $437.7 million at December 31, 2002. Multi-family loans increased $13.5 million or 17.59% to $90.6 million at December 31, 2003 compared to $77.0 million at December 31, 2002. Construction loans increased $3.0 million or 3.17% to $99.1 million at December 31, 2003 compared to $96.0 million at December 31, 2002. Commercial loans increased $56.6 million or 29.80% to $246.6 million at December 31, 2003 compared to $190.0 million at December 31, 2002. Mortgage warehouse loans decreased $272.2 million or 98.50% to $4.1 million at December 31, 2003 compared to $276.4 million at December 31, 2002, consistent with the strategic decision to de-emphasize this line of business. The sale of mortgage warehouse loans was completed in November 2003. Consumer loans increased $23.5 million or 8.51% to $299.3 million at December 31, 2003 compared to $275.8 million at December 31, 2002. Retail loans, which consist of one to four family residential mortgages and consumer loans, such as fixed-rate home equity loans and lines of credit, totaled $1.3 billion and accounted for 60.24% of the loan portfolio at December 31, 2003 compared to $975.3 million or 47.53% of the portfolio at December 31, 2002. The increase in retail loans as a percentage of the total loan portfolio was the result of our decision to exit the mortgage warehouse business during the fourth quarter of 2003. Proceeds from the sale of the mortgage warehouse portfolio were reinvested primarily in residential mortgage loans. The Company intends to rebalance the loan portfolio, consistent with its strategy to maintain a 50% retail and 50% commercial mix. Commercial loans, consisting of commercial real estate, multi-family, construction, mortgage warehouse and commercial loans, totaled $889.5 million, accounting for 39.76% of the loan portfolio at December 31, 2003 compared to $1.1 billion or 52.47% at December 31, 2002.

Investment securities held to maturity increased $301.7 million or 139.59% to $517.8 million at December 31, 2003, compared to $216.1 million at December 31, 2002. The increase in investment securities held to maturity was the result of leverage strategies that were completed during 2003 and an increase of $118 million in the municipal bond portfolio. Securities available for sale decreased $90.3 or 7.27% to $1.2 billion at December 31, 2003 compared to $1.2 billion at December 31, 2002.

Bank-owned life insurance increased $23.8 million or 50.04% to $71.5 million at December 31, 2003 compared to $47.7million at December 31, 2002. This increase was due primarily to an additional $20.0 million purchase of bank-owned life insurance in the first quarter of 2003 and increases in the cash surrender value.

Total non-performing loans totaled $6.1 million at December 31, 2003 compared to $8.5 million at December 31, 2002. Total non-performing loans as a percentage of total loans were 0.27% at December 31, 2003 and 0.41% at December 31, 2002. The allowance for loan losses as a percentage of non-performing loans was 336.67% at December 31, 2003 and 246.55% at December 31, 2002. The allowance for loan losses as a percentage of total loans was 0.92% at December 31, 2003 and 1.02% at December 31, 2002.

Total deposits decreased $547.4 million or 16.88% to $2.7 billion at December 31, 2003 from $3.2 billion at December 31, 2002. The largest decrease was in demand deposit accounts, which decreased $494.4 million to $775.0 million at December 31, 2003 from $1.3 billion at December 31, 2002. This decrease is primarily attributable to the funds in the conversion escrow account totaling $526.0 million that were held for the purchase of shares of Provident Financial Services, Inc. common stock. Savings deposits increased $65.5 million or 6.63% to $987.9 million at December 31, 2003 compared to $922.4 million at December 31, 2002. Compared to the trailing quarter, core deposits increased $36.5 million or 2.11% to $1.76 billion at December 31, 2003 and represented 65.39% of total deposits compared to 64.18% at September 30, 2003. Time deposits decreased

$118.4 million or 11.26% to $933.1 million at December 31, 2003 from $1.05 billion at December 31, 2002

Total borrowed funds increased $413.2 million or 127.91% to $736.3 million at December 31, 2003 from $323.1 million at December 31, 2002. Federal Home Loan Bank borrowings increased $424.6 million or 158.94% to $691.7 million at December 31, 2003 compared to $267.1 million at December 31, 2002. The increase in borrowed funds was due primarily to leverage strategies that were implemented during the course of the year.

The Provident Bank maintains its corporate offices in Jersey City, New Jersey. The Provident Bank currently operates 54 full service branches throughout northern and central New Jersey.


On December 22, 2003 Provident Financial Services, Inc. entered into an agreement under which First Sentinel Bancorp, Inc. will merge into Provident Financial Services and First Savings Bank, the wholly owned subsidiary of First Sentinel, will merge into The Provident Bank. Consideration will be paid to First Sentinel stockholders in a combination of stock and cash valued at approximately $642 million. The transaction is subject to regulatory and shareholder approval.


First Sentinel Bancorp, Inc. is the holding company for First Savings Bank. At September 30, 2003, the company had consolidated total assets of $2.2 billion and total stockholders' equity of $217 million. First Savings Bank, which offers a variety of business and consumer banking services, is a New Jersey chartered capital stock savings bank that has operated in its market area since 1901. It operates 22 branch offices in central New Jersey, 18 of which are located in Middlesex County, two in Monmouth County, one in Somerset County and one in Union County.


Forward-looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Condition
                     December 31, 2003 and December 31, 2002
                             (Dollars in Thousands)


                                Assets                                     December 31, 2003      December 31, 2002
                                                                         ---------------------------------------------

Cash and due from banks                                                $             106,228                101,352
Federal funds sold                                                                      --                   73,000
Short-term investments                                                                69,624                 90,503
                                                                         ---------------------------------------------

                    Total cash and cash equivalents                                  175,852                264,855
                                                                         ---------------------------------------------

Investment securities (market value of $524,429                                      517,789                216,119
and $221,435 at December 31, 2003
and December 31, 2002, respectively)

Securities available for sale, at fair value                                       1,151,829              1,242,118
Federal Home Loan Bank stock                                                          34,585                 13,356

Loans                                                                              2,237,367              2,052,855
       Less allowance for loan losses                                                 20,631                 20,986
                                                                         ---------------------------------------------

                    Net loans                                                      2,216,736              2,031,869
                                                                         ---------------------------------------------

Other real estate owned, net                                                              41                   --
Banking premises and equipment, net                                                   46,741                 44,005
Accrued interest receivable                                                           16,842                 15,842
Intangible assets                                                                     23,938                 25,405
Bank owned life insurance                                                             71,506                 47,659
Other assets                                                                          29,019                 17,980
                                                                         ---------------------------------------------

                    Total assets                                       $           4,284,878              3,919,208
                                                                         =============================================

                        Liabilities and Equity

Deposits:
       Demand deposits                                                 $             774,988              1,269,421
       Savings deposits                                                              987,877                922,404
       Certificates of deposit of $100,000 or more                                   148,306                160,867
       Other time deposits                                                           784,805                890,642
                                                                         ---------------------------------------------
                    Total deposits                                                 2,695,976              3,243,334

Mortgage escrow deposits                                                              11,061                  9,582
Borrowed funds                                                                       736,328                323,081
Other liabilities                                                                     24,394                 17,202
                                                                         ---------------------------------------------

                    Total liabilities                                              3,467,759              3,593,199
                                                                         ---------------------------------------------

Stockholders' Equity:
  Preferred stock, $0.01 par value,
  50,000,000 shares authorized, none issued                                             --
  Common stock, $0.01 par value, 200,000,000 shares authorized,
  61,538,300 shares issued and 60,792,600 outstanding at December 31, 2003 and 0 shares issued and outstanding at December 31, 2002, respectively
                                                                                         615
Additional paid-in capital                                                           606,541
Retained earnings                                                                    324,250                314,111
Accumulated other comprehensive income                                                 6,416                 11,898
Less: Unallocated common stock held by
    Employee Stock Ownership Plan                                                    (78,816)
Less: Common Stock acquired by the Stock Award Plan                                  (41,887)
                                                                          --------------------------------------------
                    Total stockholders' equity                                       817,119                326,009
                                                                          --------------------------------------------
                                                                          --------------------------------------------

                    Total liabilities and stockholder
                       equity                                          $           4,284,878              3,919,208
                                                                          ============================================


                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Operations
             Three Months and Year Ended December 31, 2003 and 2002
                             (Dollars in Thousands)

                                                                    Three Months Ended         Year Ended
                                                                        December 31           December 31
                                                                   ---------------------------------------------
                                                                      2003       2002       2003        2002
                                                                   ---------------------------------------------
Interest income:
    Real estate secured loans                                    $    21,744    21,525      84,307     93,893
    Commercial loans                                                   4,045     5,842      20,711     18,894
    Consumer loans                                                     4,573     4,936      18,432     21,167
    Investment securities                                              4,984     1,381      17,708      5,323
    Securities available for sale                                     10,785    10,077      41,639     36,465
    Other short-term investments                                          93        78         463        281
    Federal funds                                                        206       161       1,246      1,284
                                                                   ---------------------------------------------

                      Total interest income                           46,430    44,000     184,506    177,307
                                                                   ---------------------------------------------

Interest expense:
    Deposits                                                           8,209    12,984      39,171     54,837
    Borrowed funds                                                     4,325     2,125      15,462      8,404
                                                                   ---------------------------------------------

                      Total interest expense                          12,534    15,109      54,633     63,241
                                                                   ---------------------------------------------

                      Net interest income                             33,896    28,891     129,873    114,066

Provision for loan losses                                                100       550       1,160     12,800
                                                                   ---------------------------------------------

                      Net interest income after
                       provision for loan losses                      33,796    28,341     128,713    101,266
                                                                   ---------------------------------------------

Non-interest income:
    Fees                                                               4,282     4,036      16,325     15,144
    Net gain  on securities
       transactions                                                      455      --         1,116        960
    Commissions                                                           83       269         280      1,201
    Bank owned life insurance                                          1,034       738       3,847      2,869
    Other income                                                         622     1,411       2,266      3,973
                                                                   ---------------------------------------------

                      Total non-interest income                        6,476     6,454      23,834     24,147
                                                                   ---------------------------------------------
Non-interest expense:
    Salaries and employee benefits                                    15,886    12,316      54,683     46,862
    Net occupancy expense                                              3,595     3,386      14,157     13,220
    Federal deposit insurance                                            101       106         440        417
    Data processing expense                                            1,679     1,557       6,618      6,080
    Advertising and promotion expense                                  1,216       729       3,770      3,003
    Amortization of intangibles                                          702     1,188       3,699      3,677
    Other operating expenses                                           5,646     4,186      19,412     15,828
    Contribution to The Provident Bank Foundation                       --        --        24,000       --
                                                                   ---------------------------------------------

                      Total non-interest expenses                     28,825    23,468     126,779     89,087
                                                                   ---------------------------------------------

                      Income before income tax expense
                       and the cumulative effect of a change
                       in accounting principle                   $    11,447    11,327      25,768     36,326

Income tax expense                                                     3,236     3,428       7,024      9,231
                                                                   ---------------------------------------------

                      Income before the cumulative effect
                       of a change in accounting principle             8,211     7,899      18,744     27,095

Cumulative effect of a change in accounting principle,
    net of tax of $0                                                    --        --          --         (519)
                                                                   ---------------------------------------------

                      Net income                                 $     8,211     7,899      18,744     26,576
                                                                   =============================================

Basic Earnings Per Share                                               $0.15                 $0.31
Average basic shares outstanding                                  55,395,928            57,835,726

Diluted Earnings Per Share                                             $0.15                 $0.31
Average diluted shares outstanding                                55,299,358            57,965,640


                       PROVIDENT FINANCIAL SERVICES, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                    (dollars in thousands, except share data)

                                                                         For the                     For the
                                                                   Three Months Ended               Year Ended
                                                                      December 31,                 December 31,
                                                                   2003          2002          2003          2002
                                                                   ----          ----          ----          ----
INCOME STATEMENT:
Net Interest Income                                              33,896        28,891        29,873       114,066
Provision for Loan Losses                                           100           550         1,160        12,800
Non-interest Income                                               6,476         6,454        23,834        24,147
Non-interest Expense                                             28,825        23,468       126,779        89,087
Income before income tax expense
  and the cumulative effect of a
  change in accounting principle                                 11,447        11,327        25,768        36,326
Cumulative effect of a change in
  accounting principle                                                0             0             0          -519
Net Income                                                        8,211         7,899        18,744        26,576
Basic Earnings Per Share (1)                                      $0.15             -         $0.31             -
Diluted Earnings Per Share (1)                                    $0.15             -         $0.31             -
Interest Rate Spread                                               3.03%         3.35%         2.89%         3.56%
Net Interest Margin                                                3.41%         3.73%         3.35%         3.95%

PROFITABILITY:
Return on average assets                                           0.78%         0.96%         0.46%         0.86%
Return on average equity                                           4.00%         8.82%         2.31%         8.71%
Operating expense to average assets                                2.74%         2.84%         3.08%         2.90%
Efficiency ratio (net of foundation expense) (2)                  71.40%        66.40%        66.87%        64.46%

ASSET QUALITY:
Non-performing loans                                                                          6,128         8,512
Other Real Estate Owned                                                                          41             0
Non-performing loans to total loans
                                                                                               0.27%         0.41%
Non-performing assets to total assets
                                                                                               0.14%         0.22%
Allowance for loan losses                                                                    20,631        20,986
Allowance for loan losses to non performing loans
                                                                                             336.67%       246.55%
Allowance for loan losses to total loans                                                       0.92%         1.02%

AVERAGE BALANCE SHEET DATA:
Assets                                                        4,209,811     3,306,557     4,117,127     3,074,555
Loans, net                                                    2,114,565     1,999,777     2,014,861     1,949,778
Earnings Assets                                               3,966,012     3,091,289     3,878,107     2,887,680
Core Deposits                                                 1,751,646     1,615,539     1,694,160     1,469,995
Borrowings                                                      658,533       227,820       567,732       204,988
Interest Bearing Liabilities                                  3,031,235     2,559,498     2,925,897     2,454,922
Stockholders Equity                                             821,146       358,382       812,452       304,963

Average yield on interest earning assets                           4.67%         5.69%         4.76%         6.14%

Average cost of interest bearing liabilities                       1.64%         2.34%         1.87%         2.58%

CAPITAL:
Leverage Capital                                                  18.81%         8.98%        18.81%         8.98%
Total risk based capital                                          31.43%        13.32%        31.43%        13.32%

Average equity to average assets                                  19.52%        10.84%        19.73%         9.92%

Notes
-----
(1) Basic and Diluted Earnings Per Share for the year ended December 31, 2003 includes the results of operations from January 15, 2003, the date we completed our Plan of Conversion in the amount of $17,755,000, for the twelve months ended December 31, 2003.
(2)  Efficiency Ratio Calculation


                                                              12/31/2003           12/31/2002              12/31/2003    12/31/2002
                                                              ----------           ----------              ----------    ----------
Net Interest Income                                               33,896               28,891                 129,873       114,066
Non Interest Income                                                6,476                6,454                  23,834        24,147
Total Income:                                                     40,372               35,345                 153,707       138,213

Non Interest Expense:                                             28,825               23,468                 126,779        89,087
LESS: Provident Bank Charitable Foundation Donation                  -                    -                   (24,000)          -
                                                              ----------           ----------              ----------    ----------
Adjusted Non Interest Expense                                     28,825               23,468                 102,779        89,087

Expense/Income:                                                    71.40%               66.40%                  66.87%        64.46%
                                                                  ======               ======                  ======        ======

                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                          NET INTEREST MARGIN ANALYSIS
                    (dollars in thousands, except share data)

                                                     December 31, 2003                                September 30, 2003
                                                     -----------------                                ------------------
                                              Average                     Average             Average                     Average
                                              Balance          Interest    Yield              Balance        Interest      Yield
                                          -----------------------------------------      -------------------------------------------
Interest Earning Assets:
      Fed Funds Sold and
          Other Short Term              $         120,156  $          299    0.99 %     $      188,892   $       473       0.99 %
      Investments
      Investment Securities (1)                   509,207           4,984    3.88 %            520,499         4,195       3.20 %
      Securities Available for Sale             1,170,446          10,771    3.65 %          1,132,680         8,400       2.94 %
      Federal Home Loan bank Stock                 30,655              14    0.18 %             28,086           337       4.76 %
      Net Loans (2)                             2,114,565          30,362    5.70 %          2,016,717        30,449       5.99 %
                                          ---------------   -------------                -------------    ----------
        Total Interest Earning Assets:  $       3,945,029  $       46,430    4.67 %     $    3,886,874   $    43,854       4.48 %
                                         ----------------   -------------                -------------    ----------

Non-Interest Earning Assets:
      Cash and Due from Banks                      79,207                                       93,990
      Other Assets                                185,575                                      186,987
                                          ---------------                                -------------
               TOTAL ASSETS             $       4,209,811                               $    4,167,851
                                          ===============                                =============

Interest Bearing Liabilities:
      Demand Deposits                   $         446,084  $          849    0.76 %     $      415,705   $       786       0.75 %
      Savings Deposits                            988,870           2,398    0.96 %            974,467         2,513       1.02 %
      Time Deposits                               937,748           4,962    2.10 %            974,912         5,493       2.24 %
                                          ---------------   -------------                -------------    ----------
               TOTAL DEPOSITS                   2,372,702           8,209    1.37 %          2,365,084         8,792       1.47 %
                                          ---------------   -------------                -------------    ----------

      Borrowed Funds                              658,533           4,325    2.61 %            612,819         4,325       2.80 %
                                          ---------------   -------------                -------------    ----------
             TOTAL BORROWINGS                     658,533           4,325    2.61 %            612,819         4,325       2.80 %
                                          ---------------   -------------                -------------    ----------
Total Interest Bearing  Liabilities:    $       3,031,235  $       12,534    1.64 %     $    2,977,903   $    13,117       1.75 %
                                          ---------------   -------------                -------------    ----------

Non-Interest Bearing Liabilities                  357,430                                      343,063
                                          ---------------                                -------------
             TOTAL LIABILITIES                  3,388,665                                    3,320,966
                   Equity                         821,146                                      846,885
                                          ---------------                                -------------
             TOTAL LIAB & CAPITAL       $       4,209,811                               $    4,167,851
                                          ===============                                =============
Net Interest Income                                        $       33,896                               $     30,737
                                                             ============                                 ==========
Net interest rate spread                                                     3.03 %                                        2.73 %
Net interest earning assets             $         913,794                               $      908,971
                                          ===============                                =============
Net Interest Margin (3)                                                      3.41 %                                        3.15 %
Ratio of interest-earning assets to
   total interest-bearing liabilities                1.30 x                                       1.31 x
                                          ===============                                =============

--------------------------------------------------------------------------------
      (1)   Average oustanding balance amounts shown are amortized cost.
      (2) Average outstanding balances shown net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
      (3)   Net interest income divided by average interest-earning assets.


The following table summarizes the net interest margin for the previous year, inclusive.

                                                                    Quarter Ended
                                             12/31/03          09/30/03   06/30/03              03/31/03           12/31/02
                                             --------          --------   --------              --------           --------
Interest Earning Assets:
      Securities                               3.49%            2.84%      3.38%                  3.58%             4.34%
      Net Loans                                5.70%            5.99%      6.31%                  6.56%             6.41%
        Total Interest Earning Assets:         4.67%            4.49%      4.86%                  5.16%             5.69%

Interest Bearing Liabilities:
      Total Deposits                           1.37%            1.47%      1.71%                  2.11%             2.21%
      Total Borrowings                         2.61%            2.80%      2.79%                  2.70%             3.70%
        Total Interest Bearing Liabilities:    1.64%            1.76%      1.92%                  2.17%             2.34%

Interest Rate Spread                           3.03%            2.73%      2.94%                  2.99%             3.34%
Net Interest Margin                            3.41%            3.14%      3.41%                  3.53%             3.73%
Ratio of interest-earning assets to
      total interest-bearing liabilities       1.30x            1.31x      1.33x                  1.35x             1.20x

                                       10